Exhibit 23.2
Consent of Hamilton, Rabinovitz & Associates, Inc.

Hamilton, Rabinovitz & Associates (“HR&A”) consents to being named in Crane Co.'s Annual Report (“Form 10-K”) for the year ended December 31, 2017 in the form and context in which HR&A is named and to the incorporation by reference of the Form 10-K in Registration Statement Nos. 333-37636, 333-50495, 333-63676, 333-65678, 333-142305, 333-142308, 333-158660, 333-158662, and 333-202554 on Form S-8 and No. 333-222781 on Form S-3.

/s/ Hamilton, Rabinovitz & Associates, Inc.
Hamilton, Rabinovitz & Associates, Inc.
February 26, 2018